Exhibit 5.1

22 January, 2013

Matter No.: 877808
Doc Ref: RH/RW/jm/2452508.1

(852) 2842 9530 / 2842 9554
Richard.Hall@conyersdill.com
Rowan.Wu@conyersdill.com

Focus Media Holding Limited

Unit No. 1, 20th Floor, The Centrium

60 Wyndham Street, Central

Hong Kong

Dear Sirs,

Re : Focus Media Holding Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the Securities and Exchange Commission (the “Commission”) on 22 January, 2013 relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”) of an aggregate of 10,828,600 ordinary shares, par value US$0.00005 per share (the “Ordinary Shares”), issued and issuable pursuant to the Focus Media Holding Limited 2010 Employee Share Option Plan (the “Plan”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

For the purpose of giving this opinion, we have examined copies of the Registration Statement and the Plan.  We have also reviewed copies of (1) the amended and restated memorandum and articles of association of the Company dated 31 May, 2005, (2) the minutes of meetings of the directors of the Company held on 26 December, 2010, 15 November, 2011 and 17 January, 2013 (the “Board Resolutions”), (3) the minutes of the annual general meeting of the members of the Company held on 21 December, 2009 (the “AGM Minutes”), (4) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 27 December, 2012 (the “Certificate Date”), and (5) such other documents, and made such enquires as to questions of law, as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the accuracy and completeness of all factual representations made in the Registration

Statement and the Plan and other documents reviewed by us, (c) that the Board Resolutions and the resolutions contained in the AGM Minutes remain in full force and effect and have not been rescinded or amended, (d) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (e) that, upon the issue of any Ordinary Shares, the Company will receive payment in full which shall not be less than the par value of the Ordinary Shares, (f) that the total aggregate number of the Ordinary Shares to be issued by the Company under the Plan will not, as at the date of issue of the Ordinary Shares, exceed the maximum number of Ordinary Shares available for subscription under the Plan, (g) that on the date of issuance of any of the Ordinary Shares the Company will have sufficient authorised but unissued Ordinary Shares, (h) that the issuance of the Ordinary Shares is for proper purpose and (i) that on the date of issuance of any award under the Plan, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.  This opinion is issued solely for the purposes of the filing of the Registration Statement and the issue of the Ordinary Shares by the Company pursuant to the Plan and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.                                      The Company is duly incorporated and existing under the laws of the Cayman Islands and is, as of the Certificate Date, in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.                                      The Ordinary Shares have been duly and validly authorised and when issued and paid for in accordance with the terms of the Plan, the Ordinary Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid to the Company by the holders thereof in connection with the issue of such shares).

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited